EXHIBIT 21.1

JOHNSON CONTROLS INTERNATIONAL PLC

The following is a list of significant subsidiaries of the Company, as defined by Section 1.02(w) of Regulation S-X, as of September 30, 2016

Name	Jurisdiction Where Subsidiary is Incorporated

Johnson Controls Battery Group, Inc.	Wisconsin, U.S.A.